Exhibit 99

FOR IMMEDIATE RELEASE

April 30, 2008

MILLENNIUM BANKSHARES REPORTS 1st QUARTER RESULTS AND COMPLETION OF STRATEGIC INITIATIVES

Reston, VA – April 30, 2008 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced first quarter net income of $5,122,000 and the completion of strategic initiatives to restructure the balance sheet.  Millennium reported that the sale of the two Richmond, Virginia branches was completed on March 14th, the bulk sale of the held-for-sale/repurchased sub-prime mortgage portfolio was completed on February 8th, and the sale of approximately $88 million in investment securities to fund the branch sale and improve liquidity was accomplished in the first quarter to bring total sales/calls since the fourth quarter 2007 to approximately $104 million. The final results of the execution of these strategic initiatives were at or slightly better than previously anticipated results reported in previous 8-K filings.

Net income for the first quarter amounted to $5,122,000 or $.57 per share.  Included in net income for the quarter was an $8,338,000 pre-tax net gain on the sale of the two branches and a pre-tax gain on the sale of securities of $734,000.  The gain on the sale of the branches after expenses exceeded the previously announced anticipated gain by $338,000, as a result of an increase in the deposit balances of the branches as of the closing.  Total deposits sold amounted to $91.9 million. Total loans of $48.9 million, originated in the Richmond market, were also purchased by the buyer of the branches.  The gain on the sale of securities is a result of the difference between the impairment loss recorded in the 4th quarter of 2007 and the actual losses realized on the sales of securities during the first quarter.  A favorable rate environment resulted in a smaller realized loss on sales than the impairment charge recorded as of December 31, 2007.  Additionally, as a result of improvements in the yield curve subsequent to December 31, 2007, a number of callable agency securities were called at par value.  The loss on the sale of approximately $31 million in mortgages held for sale and repurchased mortgages was recognized in December 2007, as the Company wrote down the carrying value of the mortgages to the purchase price to be received.  The Company realized a blended rate of 43.55% of the loan balance, plus accrued interest.  Although the sale resulted in a substantial write-down, the Company believes the sale of the held for sale and repurchased loans enabled the Company to avoid further losses resulting from continued deterioration in the market for such loans, ongoing workout costs and lost opportunity costs, and enabled management to refocus its efforts on core community banking activities.

At March 31, 2008, on a consolidated basis Millennium Bankshares Corporation had total assets of $381.0 million, loans of $230.9 million, and capital of $44.3 million. With the first quarter gains, tangible book value per share has increased to $4.96.  As of March 31, 2008 non-performing assets, which include other real estate owned, have declined to $16.2 million, and the allowance for loan losses as a percentage of loans is 1.69%. The Company had an equity to assets ratio of 11.6% at March 31, 2008.  Management has made considerable progress during the first quarter 2008 in continuing to address corrective actions required to comply with the provisions of the Formal Agreement with the Office of the Comptroller of the Currency signed on January 24, 2008.  At March 31, 2008, the Company had four community business branches focused in the Northern Virginia marketplace and a new team of respected commercial lenders.

The Company’s subsidiary, Millennium Bank, N.A., has now been reduced materially in size, with better liquidity and a stronger capital position than prior to the implementation of the Company’s strategic initiatives. At March 31, 2008, the Bank had tier 1 capital to risk-weighted assets of 16.99%, total capital to risk-weighted assets of 18.24% and a leverage ratio of 10.05%, ratios that met or exceeded the Formal Agreement mandates. The Bank, furthermore, made considerable progress in reducing its exposure to construction and land development loans which dropped from 163 percent of total risk based capital at year end 2007 to 102 percent of total risk based capital by March 31, 2008. In addition all sub-prime mortgages have been sold.  By comparison, selected balance sheet highlights for the Bank at March 31, 2008 compared to June 30 of last year, the date when the Bank began initiating a series of corrective actions and strategic directions under new leadership, are shown below:

Millennium Bank, N.A. Selected Highlights

($ in millions)

	Jun. 30, 2007	Mar. 31, 2008	Chg.

Assets	$552.9	$377.0	$(175.9)
Federal funds sold	0.5	28.6	28.1
AFS securities	192.7	85.6	(107.1)
HFS Mortgage portfolio	21.2	—	(21.2)
Loans	304.4	228.0	(76.4)
CRE Acq. & Land loans	71.9	50.9	(21.0)
Other Com’l RE loans	120.3	89.5	(30.8)
Deposits	396.6	260.4	(136.2)
DDAs	25.5	18.1	(7.4)
Brokered Deposits	53.4	34.0	(19.4)
CDARS Deposits	12.9	14.7	1.8
FHLB Advances	109.8	66.4	(43.4)
Capital	43.6	46.9	3.3
Tier 1 Capital	47.4	46.5	(0.9)

Equity to Assets	7.9%	12.4%

Loan to Deposits	82.1%	87.6%

Allowance to Loans	1.31%	1.68%

The Company continues to focus its efforts on reducing its exposure in the commercial real estate sector and to reduce the level of nonperforming assets.  At March 31, 2008 the Company reported past-due and non-performing loans and other non-performing assets as follows:

	(in thousands)
	Mar. 31, 2008	Dec. 31, 2007
Past-due 31-59 days	$3,280	$3,962
Past-due 60-89 days	$4,120	$658
Over 90-days/Non-performing loans	$12,742	$14,003

OREO	$3,450	$3,474

Allowance	$3,892	$3,853

Coverage Ratio of Non-performing Loans	30.54%	27.5%

At March 31, the Company has 5 credits aggregating $9.6 million or 75% of the total value of non-performing loans.  The Company believes, based on information known and available currently, that the probable losses related to these credits are adequately reserved in the allowance for loan losses.  The Company also has 2 properties comprising 79% of the OREO category that are in the process of being sold.  Efforts to reduce the exposures and liquidate collateral do not come without a cost.  In the first quarter the Company incurred $138,000 in legal expenses.  It is expected that higher than normal legal costs will continue for several more quarters.  The Company also took a charge in the amount of $223,000 for a held for sale loan that was not part of the bulk sale.

The Company’s comparative balance sheet, income statement and financial highlights follow.

Non-GAAP Presentations

This press release also refers to the efficiency ratio, which is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control, management changes, changes in estimates regarding loss exposure from the wind down of mortgage operations and subsequent disposition of remaining held for sale loans, the ability of the Bank to comply with the capital requirements and other requirements of the formal agreement with the OCC; the ability of the Bank to successfully effect the transformation of the Bank to a community oriented commercial bank; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a bank holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with four banking offices in Northern Virginia (Reston, Herndon, Sterling and Warrenton). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www.millenniumbankshares.com.

Contacts:

Richard I. Linhart, Chairman, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962

Millennium Bankshares Corporation

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,		%
(Dollars in thousands, except per share data)	2008	2007	Change
Operations
Interest income (1)	$5,380	$6,855	(21.5)
Interest expense (1)	3,789	4,427	(14.4)
Net interest income	1,591	2,428	(34.5)
Provision for loan losses (1)	0	255	—
Net interest income after provision for loan losses	1,591	2,173	(26.8)
Noninterest income(1)	990	347	185.3
Noninterest expense (1)	2,991	2,333	28.2
Income (loss) from continuing operations before income taxes	(410)	187	(319.3)
Income tax expense (1)	(200)	(99)	102.0
Income (loss) from continuing operations	(210)	286	(173.4)
Income (loss) from discontinued operations (net of tax)	5,332	295	1,707.5
Net income	5,122	581	781.6

Per Share Data
Basic earnings (loss) per share from continuing operations	(0.02)	0.03	(166.7)
Diluted earnings (loss) per share from continuing operations	(0.02)	0.03	(166.7)
Basic earnings per share from discontinued operations	0.60	0.03	1900.0
Diluted earnings per share from discontinued operations	0.60	0.03	1900.0
Basic earnings per share	0.57	0.07	714.3
Diluted earnings per share	0.57	0.06	850.0
Book value per share	4.96	4.31	15.1
Closing stock price	5.43	10.23	(46.9)

Selected Average Balance Sheet Data (2)
Investments	120,902	186,377	(35.1)
Loans, net of unearned	282,790	327,324	(13.6)
Total assets	466,522	568,218	(17.9)
Deposits	344,301	453,555	(24.1)
Borrowings	80,512	61,649	30.6
Shareholders’ equity	39,761	47,333	(16.0)

Performance Ratios
Return on average assets	4.42%	0.41%
Return on average equity	51.81%	4.98%
Net interest margin	1.74%	2.42%
Efficiency ratio (3)	153.59%	77.06%
Nonperforming assets to total assets	4.25%	2.51%
Net charge-offs to average loans	(0.05)%	(0.01)%
Allowance for loan losses to loans from continuing operations	1.69%	1.22%

	March 31,	December 31,
Selected Balance Sheet Data	2008	2007
Investments	85,614	173,476	(50.6)
Loans, net of allowance for loan losses	227,031	243,376	(6.7)
Assets of discontinued operations	0	58,361	(100.0)
Total assets	381,003	518,314	(26.5)
Deposits	258,846	293,453	(11.8)
Borrowings	76,357	100,624	(24.1)
Liabilities of discontinued operations	0	83,574	(100.0)
Shareholders’ equity	44,311	38,480	15.2

(1) Conforms prior period for discontinued operations presentation

(2) Includes continuing and discontinued operations

(3) Excludes securities gains